Exhibit 4.2

SHARE REPURCHASE PLAN

This Share Repurchase Plan (this “Plan”), effective as of August 1, 2019, is intended to provide limited interim liquidity for our stockholders until a bona fide secondary market develops for our shares of common stock (the “Shares”).  No such market presently exists, and we can provide no assurance that any market for the Shares will ever develop.

1.                                      General.  Prior to the time that a bona fide secondary market for the Shares has developed, stockholders who meet the applicable requirements, as described in this Plan, may receive the benefit of limited liquidity by presenting for repurchase all or a portion of their Shares to us at any time in accordance with the procedures outlined in this Plan.  At that time, we may, subject to the conditions and the Repurchase Limitations (as defined below) described in this Plan, repurchase such Shares for cash.

2.                                      Repurchase Price.

2.1                               Upon the request of a stockholder made in compliance with Section 9 of this Plan and subject to Section 3, repurchases of Shares will be made in the discretion of our Board of Directors and at the following repurchase prices:

(a)                                 Beginning one year after the date a stockholder acquired its Shares (the “Share Acquisition Date”) and continuing for one year thereafter, the purchase price for the repurchased Shares will be equal to 92% of the Share NAV (as defined below);

(b)                                 Beginning 2 years after the Share Acquisition Date and continuing for one year thereafter, the purchase price for the repurchased Shares will be equal to 96% of the Share NAV; and

(c)                                  Beginning 3 years after the Share Acquisition Date and thereafter, the purchase price for the repurchased Shares will be equal to 100% of the Share NAV.

2.2                               The “Share NAV” is the net asset value per Share as determined by our Board of Directors.  The initial Share NAV will be $10.00 per Share until our Board of Directors has determined a new Share NAV in which case the price will be the new Share NAV.  Any change to the Share NAV will require the approval of a majority of our Board of Directors.  Our Board of Directors expects to determine a new Share NAV within 150 days following the second anniversary of breaking escrow (the “Initial Valuation Date”) in the Offering (as defined below) which occurred on July 1, 2018.  After the Initial Valuation Date, our Board of Directors will determine the Share NAV on an annual basis.  The Company may determine the Share NAV on a more frequent basis if our Board of Directors determines that a more frequent valuation is warranted.

2.3                               Any Shares acquired by a stockholder pursuant to the Company’s dividend reinvestment plan will have the same Share Acquisition Date as the Shares initially acquired by the stockholder to which the dividend reinvestment plan Shares relate.

3.                                      Repurchases Upon Death.  In the case of the death of a stockholder, upon the request from an heir, executor, administrator, beneficiary, successor or other authorized representative of a deceased stockholder made in compliance with Section 9 of this Plan, the Company will repurchase the deceased stockholder’s Shares within 6 months from the date of the request, provided that we receive all information and documentation reasonably requested in connection with the repurchase of the deceased stockholder’s Shares.  The Company will repurchase such Shares regardless of the Share Acquisition Date, however, the Company will not be obligated to repurchase a deceased stockholder’s Shares if the request is made more than 2 years after the date of death.  The purchase price for the repurchased Shares of a deceased stockholder will be as follows:

3.1                               92% of the Share NAV if the death occurs less than 6 months of the Share Acquisition Date;

3.2                               96% of the Share NAV if the death occurs at any time between 6 months and one year of the Share Acquisition Date; and

3.3                               100% of the Share NAV if the death occurs after one year of the Share Acquisition Date.

4.                                      Eligibility.  This Plan is generally available only for stockholders who have held their Shares for at least one year and who acquired their Shares directly from us or the transferees mentioned below, and is not intended to provide liquidity to any stockholder who acquired Shares by purchase from another stockholder.  In connection with a request for repurchase, the stockholder or the stockholder’s heirs, executors, administrators, beneficiaries, successors or other authorized representatives will be required to certify to us that the stockholder either (i) acquired the Shares requested to be repurchased directly from us or (ii) acquired the Shares from the original subscriber by way of a bona fide gift not for value to, or for the benefit of, a member of the original subscriber’s immediate or extended family (including the original subscriber’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) or through a transfer to a custodian, trustee or other fiduciary for the account of the original subscriber or members of the original subscriber’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.

5.                                      Fair Market Value of the Shares.  We will not repurchase Shares if our Board of Directors determines, in its sole discretion, that the repurchase price determined in accordance with the terms of this Plan exceeds the then current fair market value of the Shares to be repurchased.

6.                                      Change in Determination of Purchase Price.  Notwithstanding the repurchase prices established above in Sections 2 and 3, our Board of Directors may determine, whether pursuant to formulae or processes approved by our Board of Directors or otherwise set by our Board of Directors, the repurchase price of the Shares; provided, however, that we must provide at least 30 days’ notice to our stockholders before applying the new repurchase price that is set pursuant to this sentence.

7.                                      Repurchase Date.  Unless otherwise approved by our Board of Directors, in its sole discretion, we will repurchase Shares within 21 days following the end of a calendar quarter (the “Repurchase Date”); provided, however, we will not repurchase Shares on the same day we make a dividend payment.

8.                                      Repurchase Limitations.  Repurchases of Shares under the Plan will be subject to the following limitations (the “Repurchase Limitations”):

8.1                               We will not repurchase more than 5% of the weighted-average number of Shares outstanding as of December 31 of the prior calendar year (or 1.25% per calendar quarter); provided, however, any Shares repurchased in the event of a stockholder’s death will not be subject to this limitation.

8.2                               During any calendar year, we will redeem only the number of Shares that we could purchase with the amount of net proceeds from the sale of Shares under our dividend reinvestment plan during the prior calendar year; provided, however, we may increase or decrease the funds available for repurchases upon 10 business days’ notice to our stockholders.

9.                                      Written Repurchase Request.  We must receive your written request for repurchase at least 2 business days before the Repurchase Date in order for us to repurchase your Shares on the Repurchase Date.  A stockholder who wishes to have Shares repurchased must mail or deliver to us a written request in the form attached as Exhibit A (as may be amended by us from time to time) and executed by the stockholder, its trustee or other authorized representative.  If the Shares are to be repurchased under the conditions outlined herein, we will forward the documents necessary to affect the repurchase, including any signature guaranty we may require.

10.                               Payment for Repurchased Shares.  Payment for the Shares so approved for repurchase, assuming that we have not exceeded the Repurchase Limitations and that all necessary conditions have been satisfied, will generally be processed no later than the Repurchase Date.  There is no fee payable to the Company in connection with a repurchase of Shares.

11.                               Source of Funds to Repurchase Shares.  Subject to the Repurchase Limitations outlined above, our Board of Directors may, in its sole discretion, choose to use any source of funds to repurchase Shares.  Sources of funds could include cash on hand and cash available from borrowings as of the end of the applicable quarter to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders or purchases of real estate assets.

12.                               Board Discretion.  Our Board of Directors reserves the right, in its sole discretion, at any time to (i) waive the one-year holding requirement in the event of other exigent circumstances, (ii) reject any request for repurchase, (iii) change the purchase price for repurchases upon 30 days’ written notice to our stockholders, (iv) increase or decrease the funds available for repurchases or otherwise revise the Repurchase Limitations upon 10 business days’ written notice to our stockholders and (v) amend, suspend (in whole or in part) or terminate this Plan upon 10 business days’ written notice to our stockholders.  We may provide notice by including such information in a separate mailing to our stockholders.  While we are offering Shares for sale (the “Offering”) pursuant to the Confidential Private Placement Memorandum of Lodging Fund REIT III, Inc. dated June 1, 2018, as supplemented and amended (the “Memorandum”), we would also include this information in a supplement to the Memorandum as required under federal securities laws.

13.                               Liens or Other Encumbrances.  We will not repurchase Shares that are subject to liens or other encumbrances until the stockholder presents evidence that the liens or encumbrances have been removed or will be removed concurrently with the proceeds of the repurchase.  If any Shares subject to a lien are inadvertently repurchased or we are otherwise required to pay to any other party all or any amount in respect of the value of the repurchased Shares, then the recipient of amounts in respect of the repurchase will be required to repay to us the amount paid for such repurchase up to the amount we are required to pay to such other party.

14.                               Violation under Maryland Law.  We have no obligation to repurchase Shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

15.                               Suspension of Program.  If we suspend this Plan (in whole or in part), except as otherwise provided by our Board of Directors, until the suspension is lifted, we will not accept any requests for repurchase in respect of Shares to which such suspension applies in subsequent periods and any such requests and all pending requests that are subject to the suspension will not be honored or retained, but will be returned to the requestor.

16.                               Withdrawal of Repurchase Request.  A request for repurchase may be withdrawn in whole or in part by a stockholder in writing if received at least 5 business days before the Repurchase Date.  Unless otherwise determined by our Board of Directors, we will not retain any repurchase requests that are withdrawn.

17.                               Repurchase Requests Not Fully Satisfied.

17.1                        If we cannot repurchase all Shares presented for repurchase in any calendar quarter, we will honor the repurchase requests on a pro rata basis; provided, however, if a pro rata repurchase would result in a stockholder owning less than 100 Shares, we will repurchase all of such stockholder’s Shares and honor the remaining repurchase requests on a pro rata basis.

17.2                        If we did not completely satisfy your repurchase request on a Repurchase Date because we did not receive the request in time or because of any of limitations or restrictions set forth in this Plan, we will treat the unsatisfied portion of your repurchase request as a request for repurchase at the next Repurchase Date at which funds are available for repurchase unless you withdraw your request as provided in Section 16.

18.                               Minimum Requirements.  In general, and unless otherwise approved by our Board of Directors in its sole discretion, a stockholder or the stockholder’s heirs, executors, administrators, beneficiaries, successors or other authorized representatives may present to us fewer than all of the Shares then owned for repurchase, except that the minimum number of Shares presented for repurchase must be at least 25% of the holder’s Shares.  If, however, the repurchase is being requested on behalf of a deceased stockholder or by a stockholder due to other exigent circumstances, a minimum of 10% of such stockholder’s Shares may be presented for repurchase; provided, however, unless otherwise approved by our Board of Directors in its sole discretion, any future repurchase request on behalf of or by such stockholder must present for repurchase at least 25% of such stockholder’s remaining Shares.

19.                               Shares Repurchased.  Commencing on the Repurchase Date, any Shares accepted for repurchase will no longer be deemed outstanding and will no longer be eligible to receive distributions.  All repurchased Shares will be cancelled and will be deemed authorized but unissued Shares.

20.                               Repurchase Expenses; No Liability.  Stockholders will be responsible for the payment of all transaction costs, taxes, assessments and other costs resulting from or relating to the repurchase of Shares by us.  Neither the Company nor our Board of Directors will have any liability to any stockholder for any damages resulting from or related to a stockholder’s presentment of its Shares for repurchase.

21.                               Repurchase Outside of this Plan.  The terms of this Plan as set forth above will in no way limit our ability to repurchase Shares or other of our securities by any other legally available means and for any reason that our Board of Directors, in its sole discretion, deems to be in our best interest.

22.                               Additional Information.  You may request additional information regarding this Plan by contacting Investor Relations at 1635 43rd Street South, Suite 205, Fargo, ND 58103, at telephone number (701) 630-6500 or by email at investorrelations@lodgingfund.com.

EXHIBIT A

SHARE REPURCHASE REQUEST

The undersigned hereby requests that, pursuant to the Share Repurchase Plan of Lodging Fund REIT III, Inc. (the “Company”), the Company repurchase the number of shares of the Company’s common stock (the “Shares”) indicated below:

Stockholder Name:

Stockholder SSN or EIN:

Signatory Name (1):

Signatory Mailing Address:

Signatory Email Address:

Signatory Telephone Number:

Total Number of Shares

Owned By Stockholder:

Number of Shares Presented

For Repurchase:

Date of Stockholder Death

(if applicable):

IF THIS REQUEST IS SIGNED BY SOMEONE OTHER THAN THE STOCKHOLDER, EVIDENCE OF AUTHORITY OF THE UNDERSIGNED TO ACT ON BEHALF OF THE STOCKHOLDER MUST BE ATTACHED TO THIS REQUEST.

By signing and submitting this Share Repurchase Request, the undersigned hereby acknowledges and represents to the Company the following:

1.                                      All repurchase requests are subject to the terms, conditions and restrictions contained in the Share Repurchase Plan.  The full text of the Share Repurchase Plan is available upon request.

2.                                      If the undersigned Signatory is not the Stockholder, the undersigned is (i) duly authorized to sign on behalf of the Stockholder or (ii) the owner of the Shares as a result of bequest, inheritance or

(1)         Stockholder or heirs, executors, administrators, beneficiaries, successors or other authorized representatives. If the Signatory is not the Stockholder, please attach evidence of authority to sign on behalf of the Stockholder or of ownership of the Shares.

operation by law, and is authorized to present the Shares for repurchase.  The documents attached to this Share Repurchase Request that evidence the undersigned’s authorization to sign on behalf of the Stockholder or the undersigned’s ownership of the Shares are valid, complete and correct and have not been amended, canceled or otherwise terminated.

3.                                      The Shares presented for repurchase are eligible for repurchase pursuant to the Share Repurchase Plan.  The Shares are fully transferable and have not been assigned, pledged or otherwise encumbered in any way.

4.                                      The Shares requested to be repurchased were either (i) acquired directly from the Company or (ii) acquired from the original subscriber of the Shares by way of a bona fide gift not for value to, or for the benefit of, a member of the original subscriber’s immediate or extended family (including the original subscriber’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) or through a transfer to a custodian, trustee or other fiduciary for the account of the original subscriber or members of the original subscriber’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.

5.                                      The undersigned hereby indemnifies and holds harmless the Company and each of its officers, directors, employees and agents from and against any liabilities, damages, expenses, including reasonable attorneys’ fees, arising out of or in connection with any misrepresentation made in this Share Repurchase Request.

By:

Date:

Completed Share Repurchase Requests should be sent to:

Lodging Fund REIT III, Inc.

1635 43rd Street South, Suite 205

Fargo, ND  58103

Attn:  Investor Relations

Email: investorrelations@lodgingfund.com